Exhibit 12


                                                                   Nine Months Ended September 30,
                                                              ---------------------------------------
                                                                     1999                 1998 (2)
                                                              ---------------        ----------------
Income from continuing operations before
    income taxes                                              $         225.4        $          199.7
Plus: Fixed charges                                                     114.6                   131.9
                                                              ---------------        ----------------

Earnings available to cover fixed charges                     $         340.0        $          331.6
                                                              ===============        ================

Fixed charges (1):
    Interest, including amortization of deferred
      financing costs                                         $         107.2        $          126.1
    Interest portion of rental payment                                    7.4                     5.8
                                                              ---------------        ----------------

Total fixed charges                                           $         114.6        $          131.9
                                                              ===============        ================


Ratio of earnings to fixed charges                                      2.97x                   2.51x



(1) Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). The substantial portion of interest expense incurred on debt is used to finance the Company's mortgage services and relocation services activities.

(2) For the nine months ended September 30, 1998, income from continuing operations before income taxes includes non-recurring merger-related costs and other unusual charges of $9.1 million. Excluding such charges, the ratio of earnings to fixed charges is 2.58x.